Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis to Raise $13.2 Million in Registered Direct Offering

CAMBRIDGE, MA, October 12, 2004 – Curis, Inc. (NASDAQ: CRIS) announced today that it has entered into purchase agreements for the sale, in a registered direct offering, of 3,609,120 shares of its common stock, together with warrants to purchase 0.10 shares of common stock for each share of common stock purchased, at $3.67 per share. The warrants, to purchase an aggregate of 360,912 additional shares of common stock, expire on October 12, 2009 and are exercisable at $4.59 per share. The transaction is expected to provide net proceeds of approximately $12.5 million to Curis.

Leerink Swann & Company acted as sole placement agent for this transaction.

The shares of common stock and warrants to purchase common stock offered by Curis in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on January 7, 2004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease (partnered with Ortho Biotech, a subsidiary of Johnson & Johnson), cancer (partnered with Genentech), neurological disorders (partnered with Wyeth Pharmaceuticals), alopecia, and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

Contacts
For Curis, Inc.

Michael P. Gray	Marc F. Charette, Ph.D.
Chief Financial Officer	Vice President, Corporate Communications
(617) 503-6632	(617) 503-6629